Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

The Princeton Review, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-158299, 333-149940, 333-145537, 333-104136, 333-77016, and 333-63638) on Form S-8 of The Princeton Review, Inc. and the registration statement (No. 333-162114) on Form S-3 of The Princeton Review, Inc. of our report dated April 30, 2009, with respect to the consolidated balance sheets of Penn Foster Education Group, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007, which report appears in the Form 8-K/A of The Princeton Review, Inc. dated February 19, 2010.

/s/ KPMG LLP

McLean, Virginia February 19, 2010